DERMA SCIENCES RAISES $29 MILLION IN PRIVATE PLACEMENT FINANCING

Proceeds to be used to Advance DSC127 into Phase 3 Trials in Diabetic Foot Ulcers and for New Sales Representatives for Advanced Wound Care Products

PRINCETON, N.J. (June 20, 2011) – Derma Sciences, Inc. (“Derma Sciences” or “the Company”)  (Nasdaq: DSCI), a medical device and pharmaceutical company focused on advanced wound care, today announced it has entered into definitive agreements with select institutional investors to raise gross proceeds of approximately $29 million.  In the offering, the Company will issue approximately 3.5 million shares of common stock and five-year warrants to purchase approximately 1.75 million shares of common stock at an exercise price of $9.90 per share.  Net proceeds from this financing will be used to advance the Company’s pharmaceutical product DSC127 into Phase 3 trials for the treatment of diabetic foot ulcers, to hire additional salespeople for the Company’s advanced wound care products, to repay debt and for general corporate purposes. The private placement is subject to standard and customary closing conditions and is expected to close on or about June 23, 2011.

“A number of well-respected institutions have invested in Derma Sciences now and we view this as validation of our development strategy of the past five years.  We plan to use these funds to work with the FDA to advance our drug DSC127 into a Phase 3 trial we plan to commence during the first half of 2012,” said Edward J. Quilty, chairman and chief executive officer of Derma Sciences.  “DSC127 has shown great potential in the complete healing of diabetic foot ulcers in our recently reported Phase 2 trial, with healing rates exceeding any currently approved products and above the endpoints of the trial design. We estimate that the annual sales for a product such as DSC127 could be as much as $900 million worldwide.  If approved, we believe this drug will fill an important unmet clinical need for the nearly 3 million diabetics with these ulcers globally, who without good treatment results could face consequences including amputation and death.  Our Advanced Wound Care proprietary dressing business including our MEDIHONEY®, BIOGUARD® and XTRASORB® brands has been growing in excess of 50% each year with a relatively small sales force of 20 people. We will add up to 20 new sales representatives during the balance of 2011 and into 2012  in order to increase our market penetration and improve the value of these products.”

Oppenheimer & Co. Inc. and Canaccord Genuity Inc. served as lead placement agents for the offering.  Roth Capital Partners and Rodman & Renshaw served as advisors to the Company.

The securities offered in this financing transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the purchasers, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Any offering of the Company’s securities under the resale registration statement referred to above will be made only by means of a prospectus.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Derma Sciences, Inc.
Derma Sciences is a medical technology company focused on three segments of the wound care marketplace, traditional dressings, advanced wound care dressings, and pharmaceutical wound care products.  Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns.  The product has been shown to be effective in a variety of indications, and was the focus of a positive large-scale, randomized controlled trial involving 108 subjects with leg ulcers.  Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for infection prevention. Derma Sciences has successfully completed a Phase 2 clinical trial in diabetic foot ulcer healing with DSC127, a novel pharmaceutical drug under development for accelerated wound healing and scar reduction. For more information please visit www.dermasciences.com.

Forward-Looking Statements
Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.
Barry Wolfenson
Executive Vice President, Global Marketing and Business Development
bwolfenson@dermasciences.com
(609) 514-4744

Lippert/Heilshorn & Associates
Investors
Kim Sutton Golodetz (kgolodetz@lhai.com)
(212) 838-3777
or
Bruce Voss (bvoss@lhai.com)
(310) 691-7100

Media
Megan Rusnack (mrusnack@lhai.com)
(212) 838-3777
or
Mackenzie Mills (mmills@lhai.com)
(212) 838-3777
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